Exhibit 99.1

NEWS RELEASE
Contact: Martina Bar Kochva	48 South Service Road
Melville, NY 11747
(631) 465-3600

PARK ELECTROCHEMICAL CORP. ANNOUNCES ELECTION OF

MATTHEW FARABAUGH AS VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

Melville, New York, Tuesday, April 10, 2012......Park Electrochemical Corp. (NYSE-PKE) announced the election of Matthew Farabaugh as Vice President and Chief Financial Officer of the Company. In this position, Mr. Farabaugh will report to Brian Shore, Park’s President and Chief Executive Officer.

Mr. Farabaugh joined Park Electrochemical Corp. in October 2007 as Vice President and Controller. Prior to joining Park, Mr. Farabaugh was Corporate Controller of American Technical Ceramics, a publicly traded international company located in Huntington Station, New York, from 2004 to September 2007 and Assistant Controller from 2000 to 2004. Prior thereto, Mr. Farabaugh was Assistant Controller of Park Electrochemical Corp. from 1989 to 2000. Prior to joining Park in 1989, Mr. Farabaugh had been a senior accountant with KPMG. Mr. Farabaugh received a Bachelor of Science degree in Business Administration from Valparaiso University in Indiana.

Brian Shore, Park’s President and CEO, said, “I am very pleased that Matt has been promoted to the position of Park’s CFO and I look forward to working with him in that capacity.”

Park Electrochemical Corp. is a global advanced materials company which develops and manufactures high-technology digital and RF/microwave printed circuit materials principally for the telecommunications and internet infrastructure and high-end computing markets and advanced composite materials, parts and assemblies for the aerospace markets. Park’s core capabilities are in the areas of polymer chemistry formulation and coating technology. The Company’s manufacturing facilities are located in Singapore, China, France, Connecticut, Kansas, Arizona and California. The Company also maintains R&D facilities in Arizona, Kansas and Singapore.

Additional corporate information is available on the Company’s web site at www.parkelectro.com.

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